2021 AMENDED AND RESTATED CREDIT AGREEMENT

dated as of July 6, 2021

between

PATRIOT TRANSPORTATION HOLDING, INC.
as Borrower

and

WELLS FARGO BANK, N.A.
as Lender

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Schedules

Schedule 4.5	—	Environmental Matters
Schedule 4.14	—	Subsidiaries
Schedule 7.4	—	Existing Investments

Exhibits

Exhibit A	—	Reserved
Exhibit B	—	Reserved
Exhibit C	—	Reserved
Exhibit D	—	Reserved
Exhibit 2.3	—	Notice of Revolving Borrowing

Annexes

Annex I	Captive Investment Policy Statement

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AMENDED AND RESTATED 2021 CREDIT AGREEMENT

THIS 2021 AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 6, 2021, by and among PATRIOT TRANSPORTATION HOLDING, INC., a Florida corporation formerly known as New Patriot Transportation Holding, Inc. (the “Borrower”) and WELLS FARGO BANK, N.A. (the “Lender”).

W I T N E S S E T H:

WHEREAS, Borrower and Lender are parties to a 2015 Credit Agreement dated as of January 30, 2015, (as amended from time to time prior to the date of this Agreement, the “Existing Credit Agreement”); and

WHEREAS, the Borrower and Lender desire to amend and restate the Existing Credit Agreement, among other things, to renew, extend and modify the revolving credit facility, as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

Article 1

DEFINITIONS; CONSTRUCTION

Section 1.1                    Definitions

. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Applicable Margin” shall mean 1.10%:

“Available Amount” means on the calculation date, the maximum amount available to be drawn under any Letter of Credit.

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“Availability Period” shall mean the period from the Closing Date to the Commitment Termination Date.

“Bank Products” shall mean any of the following services provided to Borrower by Lender (or any Affiliate of a Lender): (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services and (c) Hedging Agreements entered into with Lender (or an Affiliate of Lender).

“Borrower” shall have the meaning in the introductory paragraph hereof.

“Borrowing” shall mean a borrowing consisting of a Revolving Loan.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” shall mean the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of thirty percent (30%) or more of the outstanding shares of the voting stock of the Borrower; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by the Lender (or for purposes of Section 2.17(b) or Section 2.24, by the Lender’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Closing Date” shall mean July 6, 2021.

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“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commitment Termination Date” shall mean the earliest of (i) July 6, 2026, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.8 or (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Consolidated Current Maturities of Long Term Debt” shall mean the portion of Consolidated Long Term Debt of the Borrower and its Subsidiaries, on a consolidated basis determined in accordance with GAAP, paid during the twelve (12) month period ending on the last day of the month prior to the date as of which said determination is to be made, but excluding any amounts paid during such period in respect of Consolidated Long Term Debt that was not in default and which was voluntarily prepaid by the Borrower and its Subsidiaries.

“Consolidated EBITDA” shall mean, for the Borrower and its Subsidiaries for any period, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) to the extent deducted in determining Consolidated Net Income for such period, (i) Consolidated Interest Expense, (ii) Consolidated Income Tax Expense, and (iii) depreciation, depletion and amortization determined on a consolidated basis in accordance with GAAP in each case for such period.

“Consolidated Income Tax Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the aggregate of all present or future taxes, levies, imposts, duties, deductions, charges or withholdings paid in cash to any Governmental Authority.

“Consolidated Interest Expense” shall mean, for the Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) total cash interest expense, including without limitation the interest component of any payments in respect of Capital Leases Obligations capitalized or expensed during such period (whether or not actually paid during such period) plus (ii) the net amount payable (or minus the net amount receivable) under Hedging Agreements during such period (whether or not actually paid or received during such period).

“Consolidated Long Term Debt” shall mean, for any period, all Indebtedness of the Borrower and its Subsidiaries, or any portion thereof, determined on a consolidated basis and in accordance with GAAP, the maturity of which extends beyond twelve (12) months from the date of calculation of Consolidated Long Term Debt.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains attributable to write-ups of assets, (iii) any equity interest of the Borrower or any Subsidiary of the Borrower in the unremitted earnings of any Person that is not a Subsidiary and (iv) any income (or loss) of any Person accrued prior to the date it

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becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary on the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Consolidated Net Worth” shall mean, as of any date, the total assets of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the sum of (i) the total liabilities of the Borrower and its Subsidiaries that would be reflected on the Borrower’s consolidated balance sheet as of such date prepared in accordance with GAAP and (ii) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of the Borrower as of such date prepared in accordance with GAAP.

“Control” shall mean the power, directly or indirectly, either to (i) vote five percent (5%) or more of securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling,” “Controlled by,” and “under common Control with” have meanings correlative thereto.

“Covenant Compliance Certificate” shall mean a certificate in such form as may be acceptable to the Lender, containing all the financial covenants and ratios with which the Borrower is required to comply during the term of this Agreement and containing calculations reflecting whether or not the Borrower is in compliance with each such financial covenant or ratio.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Designated Account” shall mean the demand deposit operating account of Borrower or Patriot Transportation, Inc., of Florida designated as the account to be used for the debit or credit of funds in connection with the Loan Management Service pursuant to Section 2.5 or for the funding of Revolving Loan advances pursuant to Section 2.6.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or

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disposal of any Hazardous Materials, (c) any actual or alleged exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” shall have the meaning provided in Article 8.

“Excluded Taxes” shall mean with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/8th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

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“Fixed Charge Coverage Ratio” shall mean, for any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period less Consolidated Income Tax Expenses to (b) the sum of Consolidated Interest Expense plus Consolidated Current Maturities of Long Term Debt for such period.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantors” shall mean Patriot Transportation, Inc., of Florida, and Florida Rock and Tank Lines, Inc., and any future Subsidiary which is required pursuant to Section 5.10 to become a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts,

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commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business; provided, that for purposes of Section 8.1(f), trade payables overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any common stock of such Person, and (x) Off-Balance Sheet Liabilities. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnity and Contribution Agreement” shall mean the 2015 Indemnity, Subrogation and Contribution Agreement, dated as of January 30, 2015, among the Borrower, the Subsidiary Loan Parties and the Lender, as amended, or modified from time to time.

“Lender” shall have the meaning assigned to such term in the opening paragraph of this Agreement.

“Letter of Credit” shall mean any standby letter of credit (or at the Lender’s discretion, any documentary letter of credit) issued by the Lender pursuant to Section 2.22 hereof, as it may be modified from time to time. The term “Letter of Credit” shall not include any letters of credit issued by the Lender other than pursuant to this Agreement.

“Letter of Credit Documents” shall mean such applications and other agreements as the Lender may require in connection with the issuance of a Letter of Credit, as they may be modified from time to time.

“Letter of Credit Exposure” shall mean the aggregate Available Amount of all outstanding Letters of Credit as to which the Lender is obligated to make Revolving Loan advances pursuant to Section 2.23.

“Letter of Credit Notice” shall have the meaning set forth in Section 2.23.

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“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Credit Note, all Notices of Revolving Borrowing, all Letter of Credit Notices, all Letter of Credit Documents, the Subsidiary Guarantee Agreement, the Indemnity and Contribution Agreement, and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, as they may be modified from time to time.

“Loan Management Service” shall mean Lender’s proprietary automated loan management program that controls the manner in which funds are transferred between the Designated Account and the Revolving Loan for credit or debit to the Revolving Loan, or any successor service or product that performs similar service.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loans” shall mean Revolving Loans.

“London Business Day” means any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

“LOC Fee Payment Date” shall mean the last day of each March, June, September and December and on the Commitment Termination Date.

“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether individually or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, liabilities or prospects of the Borrower and of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties to perform any of their respective obligations under the Loan Documents, (iii) the rights and remedies of the Lender under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Material Indebtedness” shall mean Indebtedness (other than the Loans) or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding $1,000,000.00. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect to any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

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“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“New York Business Day” shall mean any day except a Saturday, Sunday or any other day on which commercial banks in New York are authorized or required by law to close.

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.

“Obligations” shall mean all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement, any other Loan Document or any Bank Products, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations under the Letter of Credit Documents, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any so-called “synthetic” lease transaction or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning set forth in Section 10.4(b).

“Payment Office” shall mean the office of the Lender located at One Independent Drive, 25th Floor, Jacksonville, Florida 32202, or such other location as to which the Lender shall have given written notice to the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.

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“Permitted Encumbrances” shall mean:

(a)               Liens imposed by law for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(b)               statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(c)               pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)               deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)               judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(f)                easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole; and

(g)               Liens arising under ERISA which could not reasonably be expected to have a Material Adverse Effect;

provided, that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” shall mean:

(a)               direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)               commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;

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(c)               certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000.00;

(d)               fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)               investments in money market mutual funds that are registered with the SEC and subject to Rule 2a-7 of the Investment Company Act of 1940 and have a net asset value of $1.00;

(f)                municipal obligations issued by any state of the United States of America or any municipality or other political subdivision of any such state rated at least AAA by S&P, Aaa by Moody’s or AAA by Fitch at the time of purchase; in each case maturing within one year from the date of acquisition thereof;

(g)               fixed income mutual funds that provide next day liquidity and have a duration of one year or less; and

(h)               with respect to the investments of captive loss funds, investments in accordance with the investment policy set forth on Annex I.

“Permitted Subordinated Debt” shall mean any Indebtedness of the Borrower or any Subsidiary (i) that is expressly subordinated to the Obligations on terms reasonably satisfactory to the Lender, and (ii) that is evidenced by an indenture or other similar agreement that is in a form reasonably satisfactory to the Lender.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

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“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Lender; and, with respect to the financial covenants only, the chief financial officer or the treasurer of the Borrower.

“Restricted Payment” shall have the meaning set forth in Section 7.5.

“Revolving Commitment” shall mean the obligation of the Lender, subject to the terms and conditions hereof, and notwithstanding the face amount of the Revolving Credit Note, to make Revolving Loans to or for the account of the Borrower in an aggregate principal amount not exceeding Fifteen Million no/100 Dollars ($15,000,000.00); provided, however, that Borrower may at any time and from time to time request an increase of the Revolving Commitment to Twenty Five Million no/100 Dollars ($25,000,000.00) by providing written notice to Lender, which notice shall be irrevocable once given; provided further, that any such increase of the Revolving Commitment shall be subject to the prior written approval of Lender, which may be granted or withheld by Lender in its sole and absolute discretion. Effecting an increase in the Revolving Commitment is subject to the following conditions precedent: (x) no Event of Default (as defined herein), and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist, (y) the representations and warranties made or deemed made by the Borrower in this Agreement and the other Loan Documents shall be true and correct in all material respects on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date), and (z) if requested, Lender shall have received copies certified by the Secretary or Assistant Secretary of Borrower of all corporate action taken by Borrower to authorize such increase and the borrowing of Revolving Loans thereunder, in form and substance satisfactory to Lender. In the event Lender shall approve Borrower’s request for an increase in the Revolving Commitment, Borrower shall execute and deliver such documents and agreements as Lender shall reasonably require. Any additional credit extended by Lender as a result of an approved increase in the Revolving Commitment shall be secured by, and entitled to the benefits of, the guaranties made by the Guarantors, and the Guarantors shall so reaffirm at the time of, and as a condition precedent to, any such increase in the Revolving Commitment.

“Revolving Credit Exposure” shall mean, at any time, the sum of the outstanding principal amount of Revolving Loan plus the Letter of Credit Exposure.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to the order of the Lender in the principal amount of the Revolving Commitment, as it may be modified from time to time, in form acceptable to Lender.

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“Revolving Loan” shall mean a loan made by the Lender to the Borrower under its Revolving Commitment.

“S&P” shall mean Standard & Poor’s.

“SPE Subsidiary” shall mean a special purpose Subsidiary of the Borrower established solely for the purpose of owning a parcel of real property for permanent financing purposes.

“Subordinated Debt Documents” shall mean any indenture, agreement or similar instrument governing any Permitted Subordinated Debt.

“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (ii) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, dated as of January 30, 2015, made by the Subsidiary Loan Parties in favor of the Lender, as amended, or modified from time to time.

“Subsidiary Loan Party” shall mean any Subsidiary that is not a Foreign Subsidiary or an SPE Subsidiary.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2                     Reserved.

Section 1.3                   Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Borrower’s independent public accountants) with the most recent audited consolidated financial statement of the Borrower delivered pursuant to Section 5.1(a); provided, that if the Borrower notifies the Lender that

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the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that the Lender wishes to amend Article 6 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

Section 1.4                    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s principal office, unless otherwise indicated.

Article 2

AMOUNT AND TERMS OF THE REVOLVING COMMITMENT

Section 2.1                    General Description of Facility. Subject to and upon the terms and conditions herein set forth, (i) the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Lender agrees (up to the Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2, and (ii) the Lender agrees to issue Letters of Credit in accordance with Section 2.22 hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans plus the aggregate Available Amounts of all outstanding Letters of Credit exceed at any time the Revolving Commitment from time to time in effect.

Section 2.2                    Revolving Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to or for the account of the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in the Lender’s Revolving Credit Exposure exceeding the Revolving Commitment. During the Availability Period, the Borrower shall be entitled to

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borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.3                    Procedure for Borrowings. Provided that Lender has expressly prohibited the Borrower from using the Loan Management Service, the Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.3 attached hereto (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. one (1) New York Business Day prior to the requested date of each Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, and (ii) the date of such Borrowing (which shall be a New York Business Day). .

Section 2.4                    Reserved.

Section 2.5                    Loan Management Service. If Lender has separately agreed that Borrower may use the Loan Management Service, Borrower shall not request and Lender shall no longer honor a Notice of Revolving Borrowing in accordance with Section 2.3 and all Borrowings will instead be initiated by Lender and credited to the Designated Account as Borrowings as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account. If Lender terminates Borrower’s access to the Loan Management Service, Borrower may continue to request advances as provided in Section 2.3, subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make a Revolving Loan advance through the Loan Management Service after the occurrence of a Default or Event of Default, or in an amount that would result in the Lender’s Revolving Credit Exposure exceeding the Revolving Commitment as set forth in Section 2.2 of this Agreement.

Section 2.6                    Funding of Borrowings. If Lender has not separately agreed that Borrower may use the Loan Management Service, the Lender will make available each Loan to be made by it hereunder on the proposed date thereof by crediting the amount of such Loan, in immediately available funds, by the close of business on such proposed date, to the Designated Account or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Lender.

Section 2.7                    Reserved.

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Section 2.8                    Optional Reduction and Termination of Revolving Commitment.

(a)               Unless previously terminated, the Revolving Commitment shall terminate on the Commitment Termination Date.

(b)               Upon at least three (3) New York Business Days prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided, that (i) any partial reduction pursuant to this Section 2.8 shall be in an amount of at least $1,000,000.00 and any larger multiple of $500,000.00, and (ii) no such reduction shall be permitted which would reduce the Revolving Commitment to an amount less than the outstanding Revolving Credit Exposure of the Lender.

Section 2.9                    Repayment of Loans. The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

Section 2.10                Evidence of Indebtedness.

(a)               The Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including (i) the amounts of principal and interest payable thereon and paid to the Lender from time to time under this Agreement, (ii) the Revolving Commitment of the Lender, (iii) the amount of each Loan made hereunder by the Lender, (iv) [reserved], (v) [reserved], (vi) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder in respect of such Loans, (vii) the date, stated amount, Available Amount and expiration or termination of each outstanding Letter of Credit, and (viii) both the date and amount of any sum received by the Lender hereunder from the Borrower in respect of the Loans. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, that the failure or delay of the Lender in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) in accordance with the terms of this Agreement.

(b)               The Borrower agrees that it will execute and deliver to the Lender the Revolving Credit Note, payable to the order of the Lender.

Section 2.11                Reserved

.

Section 2.12                Interest on Loans.

(a)               The outstanding principal balance of each Revolving Loan shall bear interest at the rate of interest set forth in the Revolving Credit Note.

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(b)               Interest shall be payable at the times and place set forth in the Revolving Credit Note.

(c)               Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof.

(d)               Reserved.

Section 2.13                Fees.

(a)               Intentionally omitted.

(b)               Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee, which shall accrue at 0.12% on the daily amount of the unused Revolving Loan portion of the Revolving Commitment of the Lender during the Availability Period; provided, that if the Lender continues to have any Revolving Credit Exposure after the Commitment Termination Date, then the commitment fee shall continue to accrue on the amount of the Lender’s unused Revolving Loan portion of the Revolving Commitment from and after the Commitment Termination Date to the date that all of the Lender’s Revolving Credit Exposure has been paid in full. Accrued commitment fees shall be payable quarterly, in arrears on the last day of each March, June, September and December of each year and on the Commitment Termination Date, commencing on the first such date after the Closing Date; provided further, that any commitment fees accruing after the Commitment Termination Date shall be payable on demand. For purposes of computing commitment fees with respect to the Revolving Commitment, the Revolving Commitment shall be deemed used to the extent of the sum of (i) the outstanding Revolving Loans, plus (ii) the Letter of Credit Exposure.

(c)               Upfront Fee. The Borrower shall pay to the Lender a one-time upfront fee equal to $15,000.00. The upfront fee shall be due and payable on the Closing Date.

(d)               Letter of Credit Fee. On each LOC Fee Payment Date, the Borrower shall pay, in arrears, to the Lender, a Letter of Credit fee for each Letter of Credit equal to the greater of (i) Lender’s minimum letter of credit fee, determined in accordance with Lender’s standard fees and charges then in effect, and (ii) (A) the average daily outstanding Available Amount of such Letter of Credit since the most recent LOC Fee Payment Date (or the date of issuance if later) times (B) 1.0% on a per annum basis. In addition to the foregoing Letter of Credit fees, the Lender may charge for its own account, fees for drawings, transfers, amendments and other fees and charges as may be required under the Letter of Credit Documents.

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Section 2.14                    Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed) except that Letter of Credit Fees shall be calculated in accordance with the Letter of Credit Documents. Each determination by the Lender of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.15                Reserved.

Section 2.16                Reserved.

Section 2.17                Increased Costs.

(a)               If any Change in Law shall:

(i)                 impose on the Lender a condition affecting this Agreement;

and the result of the foregoing is to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then the Borrower shall promptly pay, upon written notice from and demand by the Lender on the Borrower, to the Lender, within five (5) New York Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate the Lender for such additional costs incurred or reduction suffered.

(b)               If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital (or on the capital of the Lender’s parent corporation) as a consequence of its obligations hereunder to a level below that which the Lender or the Lender’s parent corporation could have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Lender’s parent corporation with respect to capital adequacy) then, from time to time, within five (5) New York Business Days after receipt by the Borrower of written demand by the Lender, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Lender’s parent corporation for any such reduction suffered.

(c)               A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or the Lender’s parent corporation, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error. The Borrower shall pay any the Lender such amount or amounts within 10 days after receipt thereof.

(d)               Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided, however, that Lender shall waive any right to demand any such compensation if notice

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is not provided to Borrower within one hundred eighty (180) days of a Change in Law giving rise to such demand for additional compensation.

Section 2.18                Reserved.

Section 2.19                Taxes.

(a)               Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)               In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)               The Borrower shall indemnify the Lender, within five (5) New York Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)               As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

Section 2.20                Payments Generally.

(a)               The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.17, or Section 2.19, or otherwise) prior to 11:00 a.m., Jacksonville, Florida time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding New York Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender at the Payment Office. If any payment hereunder shall be due on a day that is not a New York Business Day, the date for payment shall be extended to the next succeeding New

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York Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)               If at any time insufficient funds are received by and available to the Lender to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

Section 2.21                    Mitigation of Obligations. If the Lender requests compensation under Section 2.17, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.19, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all costs and expenses incurred by the Lender in connection with such designation or assignment.

Section 2.22                    Letter of Credit Commitment. Subject to the terms and conditions set forth herein and provided no Default exists, the Lender agrees to issue Letters of Credit from time to time during the Availability Period; provided, however, that (a) no Letter of Credit shall have a stated expiration date later than five (5) New York Business Days prior to the Commitment Termination Date, as it may be extended, (b) the aggregate Available Amount of all Letters of Credit outstanding at any time shall not exceed the lesser of (i) $5,000,000.00 and (ii) the difference between the Revolving Commitment and the Revolving Credit Exposures of the Lender.

Section 2.23                Procedure for Issuance and Reimbursement of Letters of Credit.

(a)               The Borrower shall give the Lender a written request for the issuance of a Letter of Credit (a “Letter of Credit Notice”), and shall provide to the Lender such Letter of Credit Documents as it may require.

(b)               Should there occur any drawing under a Letter of Credit, such drawing shall constitute a Notice of Revolving Borrowing from the Borrower (which the Borrower hereby irrevocably authorizes) requesting the Lender to make a Revolving Loan on the date of such drawing in an amount equal to the amount of such drawing. The proceeds of such Revolving Loan, to be funded in accordance with Section 2.6, shall be used exclusively for the reimbursement of such drawing.

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(c)               If for any reason, a Revolving Loan may not be (as determined in the sole discretion of the Lender) or is not, made in accordance with the provisions of Subsection (b) above, then the Lender shall be considered to have made a Revolving Loan to the Borrower in the amount of such drawing and such Revolving Loan shall be payable on demand and shall be an Obligation hereunder.

Section 2.24                Increased Cost.

(a)               If a Change of Law or compliance by the Lender with any request or directive (whether or not having the force of law) of any Governmental Authority either: (i) shall subject the Lender to any tax, duty or other charge with respect to any Letter of Credit or its obligations hereunder or under any Letter of Credit Documents, or (ii) shall impose, modify or deem applicable any reserve, special deposit insurance or similar requirement (including, without limitation, any such requirements imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, the Lender or its parent; or (iii) shall impose on the Lender or its parent any other similar condition relating to the Letter of Credit or its obligations hereunder or under any Letter of Credit Documents; and the result of any of the foregoing is to increase the cost to the Lender or its parent of making or maintaining the Letter of Credit or its obligations hereunder or under any Letter of Credit Documents, or to reduce the amount received or receivable by the Lender or its parent under this Agreement, under the Letter of Credit or hereunder or under the other Loan Documents with respect thereto, by an amount deemed by the Lender to be material, the Lender shall notify the Borrower in writing describing such circumstances and the amount needed to compensate the Lender or its parent. Within ten (10) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its parent for such increased cost or reduction.

(b)               If the Lender shall have determined that a Change of Law or compliance by the Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any Authority, has or would have the effect of reducing the rate of return on the Lender’s (or its parent’s) capital as a consequence of the issuance or continuance of any Letter of Credit or its ability to make Loans upon the occurrence of draws under any Letter of Credit (taking into consideration the Lender’s (or its parent’s) policies with respect to capital adequacy), by an amount deemed by the Lender to be material, then from time to time, the Lender shall notify the Borrower in writing describing such circumstances and the amount needed to compensate the Lender or its parent. Within ten (10) days after demand by the Lender, Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender (or its parent’s) for such reduction.

(c)               In determining amounts owing pursuant to Subsections (a) and (b), the Lender may use any reasonable averaging, allocation and attribution methods.

Section 2.25                    Obligations Absolute. The obligations of Borrower under the Letter of Credit Documents and this Agreement with respect to reimbursement for drawings under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid

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strictly in accordance with the terms of this Agreement and the Letter of Credit Documents, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a)               any lack of validity or enforceability of the Letter of Credit, any of the Loan Documents or any other agreement or instrument related thereto;

(b)               any amendment or waiver of or any consent to departure from the terms of the Letter of Credit, any of the Loan Documents or any other agreement or instrument related thereto;

(c)               the existence of any claim, setoff, defense or other right which Borrower may have at any time against the Lender, any beneficiary or any transferee of the Letter of Credit (or any Person for whom the Lender, any such beneficiary or any such transferee may be acting), or any other Person, whether in connection with this Agreement, the Loan Documents, the Letter of Credit, or any unrelated transaction;

(d)               any statement, draft or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever; or

(e)               the surrender or impairment of any security for the performance or observance of any of the terms of this Agreement, or any of the other Loan Documents.

Section 2.26                    Letter of Credit Documents. The obligations of the Borrower and rights of the Lender herein with respect to Letters of Credit shall be in addition to the obligations of the Borrower and rights of the Lender under the Letter of Credit Documents.

Article 3

CONDITIONS PRECEDENT TO LOANS

Section 3.1                    Conditions To Effectiveness. The obligation of the Lender to make Loans and/or issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).

(a)               The Lender shall have received all fees and other amounts due and payable on or prior to the Closing Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Lender) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Lender.

(b)               The Lender (or its counsel) shall have received the following:

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(i)                 a counterpart of this Agreement signed by or on behalf of each party thereto or written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii)              a duly executed Revolving Credit Note payable to the Lender;

(iii)            a duly executed affirmation of the Subsidiary Guarantee Agreement and a duly executed affirmation of the Indemnity and Contribution Agreement;

(iv)             a certificate of the Secretary or Assistant Secretary of each Loan Party, attaching and certifying copies of its bylaws and of the resolutions of its boards of directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;

(v)               certified copies of the articles of incorporation or other charter documents of each Loan Party, together with certificates of good standing or existence from the Secretary of State of the jurisdiction of incorporation of such Loan Party and each other jurisdiction where such Loan Party is required to be qualified to do business as a foreign corporation;

(vi)             [Reserved];

(vii)          a certificate dated the Closing Date and signed by a Responsible Officer, confirming compliance with the conditions set forth in paragraphs (a), (b) and (c) of Section 3.2;

(viii)        duly executed Notice of Revolving Borrowing, Letter of Credit Notices and Letter of Credit Documents, if applicable;

(ix)             a duly executed Closing Statement;

(x)               certified copies of all consents, approvals, authorizations, registrations or filings, if any, required to be made or obtained by each Loan Party in connection with the Loans; and

(xi)             all other documents deemed reasonably necessary by the Lender.

(c)               Reserved.

(d)               Nothing has come to the attention of the Lender regarding (i) pending or threatened litigation involving the Borrower or any Subsidiary or (ii) compliance by the Borrower and each Subsidiary with environmental, OSHA and other public health, safety or welfare laws and regulations, employee benefit plans or insurance coverages that would be reasonably likely to have a Material Adverse Effect.

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Section 3.2                    Each Credit Event. The obligation of the Lender to make a Loan or issue a Letter of Credit is subject to the satisfaction of the following conditions:

(a)               at the time of and immediately after giving effect to such Borrowing or issuance of a Letter of Credit, no Default or Event of Default shall exist;

(b)               all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance of a Letter of Credit, in each case before and after giving effect thereto;

(c)               since the date of the most recent financial statements of the Borrower described in Section 5.1(a), there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d)               the Lender shall have received such other documents, certificates, information or legal opinions as the Lender may reasonably request, all in form and substance reasonably satisfactory to the Lender; and

(e)               with respect to each issuance of a Letter of Credit, the Lender shall have received all LOC Documents it may require.

Each Borrowing or issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.

Article 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 4.1                    Existence; Power. The Borrower and each of the Guarantors (i) is duly organized, validly existing and in good standing as a corporation under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2                    Organizational Power; Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower, and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party, will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable

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bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3                    Governmental Approvals; No Conflicts.

The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect or where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (b) will not violate any applicable law or regulation or the charter, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on the Borrower or any of its Subsidiaries or any of their assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 4.4                    Financial Statements.

The Borrower has furnished to the Lender the audited consolidated balance sheet of Borrower and its Subsidiaries as of September 30, 2020. Such financial statements fairly present the consolidated financial condition of Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since the date of the financial statements described above, there have been no changes with respect to Borrower and its Subsidiaries which have had or could reasonably be expected to have, singly or in the aggregate, a Material Adverse Effect.

Section 4.5                    Litigation and Environmental Matters.

(a)               No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)               Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) to the best of its actual knowledge, has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) to the best of its actual knowledge, has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6                    Compliance with Laws and Agreements.

To the best of its actual knowledge, the Borrower and each Subsidiary is in compliance with (a) all applicable laws, rules, regulations and orders of any Governmental Authority, and (b) all indentures,

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agreements or other instruments binding upon it or its properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7                    Investment Company Act, Etc.

Neither the Borrower nor any of its Subsidiaries is (a) an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended or (c) otherwise subject to any other regulatory scheme limiting its ability to incur debt.

Section 4.8                    Taxes.

The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any Subsidiary could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9                    Margin Regulations.

None of the proceeds of any of the Loans will be used for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the applicable Margin Regulations.

Section 4.10                ERISA.

No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

Section 4.11                Ownership of Property.

(a)               Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business.

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(b)               Each of the Borrower and its Subsidiaries owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

Section 4.12                Disclosure.

The Borrower has disclosed to the Lender all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that the Borrower is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading.

Section 4.13                Labor Relations.

There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against the Borrower or any of its Subsidiaries, or to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.14                Subsidiaries.

Schedule 4.14 sets forth the name of, the ownership interest of the Borrower in, the jurisdiction of incorporation of, and the type of, each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

Section 4.15                Legal Name.

The exact legal name of the Borrower, including spelling and punctuation, as such name appears in its articles of incorporation, is as set forth in the preamble hereof. The Borrower’s state issued organizational identification number is P14000065418.

Section 4.16                No Restrictions on Dividends.

There are no restrictions on dividends or repayment of intercompany loans in any agreements of any Subsidiary Loan Party.

Section 4.17                Solvency.

The fair saleable value of the Borrower’s assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. Neither the Borrower nor any Subsidiary has incurred,

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or believes that it will incur after giving effect to the transactions contemplated by this Agreement, debts beyond its ability to pay such debts as they become due.

Section 4.18                Insurance.

The property and liability insurance maintained by the Borrower and its Subsidiaries on and as of the date hereof complies in all respects with the requirements set forth in Section 5.8. All such insurance policies are in full force and effect. All premiums (if any) due on such insurance policies or renewals thereof have been paid and there is no default under any of such insurance policies. Neither the Borrower nor its Subsidiaries have received any notice or other communication from any issuer of such insurance policies canceling or materially amending any such insurance policies, any deductibles or retained amounts thereunder, or the annual or other premiums payable thereunder, and no such cancellation or material amendment is threatened.

Section 4.19                Outstanding Indebtedness.

On the date of this Agreement, the Borrower has no outstanding Indebtedness except (i) as reflected on the financial statements of the Borrower which have been provided to the Lender or disclosed in Schedule 7.1 attached hereto and (ii) Indebtedness incurred in the ordinary course of business subsequent to the date of such financial statements.

Article 5

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or the principal of and interest on any Loan or any fee remains unpaid:

Section 5.1                    Financial Statements and Other Information.

The Borrower will deliver to the Lender:

(a)               as soon as available and in any event within 90 days after the end of each fiscal year of Borrower, (i) a copy of the annual audited report for such fiscal year for the Borrower and its Subsidiaries, containing a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and reported on by Hancock Askew & Co. LLP or other independent certified public accountants of nationally recognized standing chosen by Borrower and acceptable to the Lender (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit), to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such fiscal year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (ii) annual unaudited consolidating balance sheets and income statements for the Borrower and its Subsidiaries;

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(b)               as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) an unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter with comparative information for the previous year end, (ii) the related unaudited consolidated statements of income of the Borrower and its Subsidiaries for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, and (iii) consolidated statements of cash flow for the then elapsed portion of such fiscal year with comparative information for the corresponding portion of the previous fiscal year, all certified by the chief financial officer or treasurer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c)               concurrently with the delivery of the financial statements or information referred to in clauses (a) and (b) above, (i) a certificate of a Responsible Officer, (1) certifying, to the best of his actual knowledge, as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto and (2) stating whether any change in GAAP or the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 4.4 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) a Covenant Compliance Certificate;

(d)               promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e)               not later than sixty days prior to the beginning of each fiscal year following the Closing Date, an operating budget for the succeeding fiscal year in form and substance reasonably acceptable to the Lender; and

(f)                promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Lender may reasonably request.

Section 5.2                    Notices of Material Events.

The Borrower will furnish to the Lender prompt written notice of the following:

(a)               the occurrence of any Default or Event of Default;

(b)               the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting

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the Borrower or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)               the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(d)               the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(e)               the acquisition or formation of a new Subsidiary;

(f)                transfers of assets to non-Material Subsidiaries outside the ordinary course of business; and

(g)               any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.3                    Existence; Conduct of Business.

The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in substantially the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

Section 5.4                    Compliance with Laws, Etc.

The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its properties, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.5                    Payment of Obligations.

The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity, all of its obligations and liabilities (including without limitation all tax liabilities and claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the

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validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.6                    Books and Records.

The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrower in conformity with GAAP.

Section 5.7                    Visitation, Inspection, Etc.

The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender, on reasonable advance written notice, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Lender may reasonably request after reasonable prior notice to the Borrower.

Section 5.8                    Maintenance of Properties; Insurance.

The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear except where the failure to do so, either individually or it the aggregate, could not reasonably be expected to result in a Material Adverse Effect and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds and at least in the amounts as maintained by the Borrower and the Subsidiaries on the date of this Agreement; provided that such amounts shall be appropriately adjusted for inflation and for changes in the nature and volume of the business conducted by the Borrower and its Subsidiaries; provided further, however, that for purposes of this Section 5.8, the self-insurance program of the Borrower and its Subsidiaries with respect to comprehensive and collision damage to its highway vehicles, comprehensive general and automotive liability and property damage and as in effect on the date hereof is hereby deemed adequate insurance against losses.

Section 5.9                    Use of Proceeds.

The Borrower will use the proceeds of the Loans for working capital, for capital expenditures, to support the issuance of standby letters of credit, for stock repurchase, to finance acquisitions and for other general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

Section 5.10                Additional Subsidiaries.

If any additional Subsidiary is acquired or formed after the Closing Date, the Borrower will, within ten (10) New York Business Days after such Subsidiary is acquired or formed, notify the Lender thereof. From time to time at Lender’s request, Borrower will cause any Subsidiary that is not at the time of such request a Guarantor (other than a Subsidiary that is a Foreign Subsidiary or a SPE Subsidiary) to

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become a Subsidiary Loan Party by executing agreements in form and substance satisfactory to the Lender, and will cause each such Subsidiary to deliver simultaneously therewith similar documents applicable to such Subsidiary required under Section 3.1 as reasonably requested by the Lender.

Section 5.11                Deposit Relationship. The Borrower will, and will cause each of its Subsidiaries to, maintain its primary depository and treasury management services with the Lender.

Article 6

FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or the principal of or interest on or any Loan remains unpaid or any fee remains unpaid:

Section 6.1                    Reserved.

Section 6.2                    Fixed Charge Coverage Ratio.

The Borrower will have, as of the end of each fiscal quarter of the Borrower, a Fixed Charge Coverage Ratio of not less than 2.25:1.0, calculated based on a rolling four quarter basis.

For purposes of this Article 6, notwithstanding anything in this Agreement to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio, the Indebtedness of any Person shall include non-recourse indebtedness of such Person and of any partnership or joint venture in which such Person is a general partner or a joint venturer.

Section 6.3                    Tangible Net Worth.

The Borrower will, at all times, maintain a Tangible Net Worth of not less than $25,000,000. This covenant shall be tested quarterly. “Tangible Net Worth” shall mean Consolidated Net Worth, provided that the aggregate amount of any intangible assets, including, without limitation, merchant contracts, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks, and brand names, shall be subtracted from total assets.

Article 7

NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee remains unpaid:

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Section 7.1                    Indebtedness.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a)               Indebtedness created pursuant to the Loan Documents;

(b)               Indebtedness existing on the date hereof and set forth on Schedule 7.1 (including unborrowed portions of any lines of credit shown thereon) and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)               Capital Lease Obligations of the Borrower and its Subsidiaries which do not exceed $10,000,000.00 in the aggregate;

(d)               Indebtedness of the Borrower or any Subsidiary in a principal amount which, when combined with Indebtedness permitted by Section 7.1(h) and Section 7.1(i), does not exceed $10,000,000.00 in the aggregate and which is incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations (other than Capital Lease Obligations described in Section 7.1(c)) and any Indebtedness assumed in connection with the acquisition of any such assets secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(e)               Permitted Subordinated Debt;

(f)                Indebtedness in respect of obligations under Hedging Agreements permitted by Section 7.10;

(g)               current Indebtedness incurred in the ordinary course of business, trade letters of credit and Indebtedness arising in connection with letters of credit obtained in the ordinary course of business;

(h)               other unsecured Indebtedness outstanding at any time which, when added to Indebtedness permitted by Section 7.1(d) and (i), does not exceed $10,000,000.00 in the aggregate; and

(i)                 Indebtedness of the Borrower or any Subsidiary in a principal amount which, when combined with Indebtedness permitted by Section 7.1(d) and (h), does not exceed $10,000,000.00 in the aggregate, which is secured by a Lien on any fixed or capital assets, including Capital Lease Obligations, and which does not otherwise qualify as Indebtedness permitted under the terms of Section 7.1(d).

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Section 7.2                    Negative Pledge.

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired except:

(a)               Permitted Encumbrances;

(b)               any Liens on any property or assets of the Borrower or any Subsidiary existing on the Closing Date set forth on Schedule 7.2; provided, that such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary;

(c)               purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(d), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;

(d)               any Lien (i) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (ii) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any Subsidiary of the Borrower or (iii) existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary of the Borrower; provided, that any such Lien was not created in the contemplation of any of the foregoing and any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition;

(e)               Liens securing Indebtedness permitted under Section 7.1;

(f)                Liens or pledges of securities of the Borrower or any Subsidiary to governmental agencies pursuant to the Borrower’s or any Subsidiary’s insurance program;

(g)               Rights reserved or vested in governmental authority which do not materially impair the use of such property; and

(h)               extensions, renewals, or replacements of any Lien referred to in paragraphs (a) through (g) of this Section; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby.

Section 7.3                    Fundamental Changes.

(a)               Except as permitted by Section 7.6, the Borrower will not, and will not permit any Subsidiary to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a

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single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing (i) the Borrower or any Subsidiary may merge with a Person if the Borrower (or such Subsidiary if the Borrower is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary; provided, that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4. Notwithstanding the foregoing, the Borrower and the Guarantors shall be permitted to transfer real properties to SPE Subsidiaries for the purpose of permanent financing of such properties.

(b)               The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of substantially the same type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 7.4                    Investments, Loans, Etc.

The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person (“Acquisitions”), except:

(a)               Investments (other than Permitted Investments) existing on the date hereof and set forth on Schedule 7.4;

(b)               Permitted Investments;

(c)               Guarantees constituting Indebtedness permitted by Section 7.1; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) hereof;

(d)               Investments made by the Borrower in or to any Subsidiary and by any Subsidiary to the Borrower or in or to another Subsidiary;

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(e)               loans or advances to employees, officers or directors of the Borrower or any Subsidiary in the ordinary course of business for travel, relocation and related expenses;

(f)                Hedging Agreements permitted by Section 7.10;

(g)               Joint ventures that are typical in the Borrower’s ordinary course of business;

(h)               Other Investments which in the aggregate do not exceed $5,000,000.00 in any fiscal year of the Borrower; and

(i)                 Acquisitions not to exceed $10,000,000 in the aggregate in any fiscal year of the Borrower; provided that Acquisitions in excess of $10,000,000 in the aggregate in any fiscal year of the Borrower may be made after delivery to the Lender of pro forma consolidated financial statements, certified by the Borrower and reasonably acceptable to the Lender, showing that after giving effect to such Acquisitions (i) Borrower shall remain in compliance with the financial covenants set forth in Article 6 hereof on a pro forma basis, and (ii) no Default or Event of Default would exist.

Section 7.5                    Restricted Payments.

After the date of this Agreement, the Borrower will not, and will not permit its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend on any class of its stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any Indebtedness subordinated to the Obligations of the Borrower or any options, warrants, or other rights to purchase such Indebtedness, whether now or hereafter outstanding (each, a “Restricted Payment”), unless if, immediately before and after giving effect thereto, (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower is in compliance with the financial covenants set forth in Article 6 on a pro forma basis after giving effect thereto.

Section 7.6                    Sale of Assets.

The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s common stock to, any Person other than the Borrower or any wholly-owned Subsidiary of the Borrower (or to qualify directors if required by applicable law), except:

(a)               the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;

(b)               the sale of assets and Permitted Investments in the ordinary course of the transportation business of the Borrower and its Subsidiaries; and

(c)               without the prior written consent of the Lender, the sale or other disposition of such other assets in an aggregate amount not to exceed $10,000,000.00 during the term of this Agreement; provided, however, that such amount shall not include (i) intercompany mergers of

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Subsidiaries, (ii) sales, leases or transfers of assets of any Subsidiary to the Borrower or any other Subsidiary, and (iii) mergers or consolidations with the Borrower or any Subsidiary so long as the Borrower or such Subsidiary shall be the surviving corporation and no Default or Event of Default shall then exist.

Section 7.7                    Transactions with Affiliates.

The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties including, without limitation, those affiliate transactions disclosed in the Borrower’s Form 10-K as on file with the Securities and Exchange Commission on the date hereof, (b) transactions between or among the Borrower and the Guarantors not involving any other Affiliates and (c) any Restricted Payment permitted by Section 7.5.

Section 7.8                    Restrictive Agreements.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

Section 7.9                    Sale and Leaseback Transactions.

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10                Hedging Agreements.

The Borrower will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of

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its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Agreement under which the Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Agreement entered into in the ordinary course of business to hedge or mitigate risks.

Section 7.11                Amendment to Material Documents.

The Borrower will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights in a manner materially adverse to the Lender under its certificate of incorporation, bylaws or other organizational documents.

Section 7.12                Permitted Subordinated Indebtedness

(a)               The Borrower will not (i) prepay, redeem, repurchase or otherwise acquire for value any Permitted Subordinated Debt, or (ii) make any principal, interest or other payments on any Permitted Subordinated Debt that is not expressly permitted by the subordination provisions of the Subordinated Debt Documents.

(b)               The Borrower will not agree to or permit any amendment, modification or waiver of any provision of any Subordinated Debt Document if the effect of such amendment, modification or waiver is to (i) increase the interest rate on such Permitted Subordinated Debt for change (to earlier dates) the dates upon which principal and interest are due thereon; (ii) alter the redemption, prepayment or subordination provisions thereof; (iii) alter the covenants and events of default in a manner that would make such provisions more onerous or restrictive to the Borrower; or (iv) otherwise increase the obligations of the Borrower in respect of such Permitted Subordinated Debt or confer additional rights upon the holders thereof which individually or in the aggregate would be adverse to the Borrower or to the Lender.

Section 7.13                Accounting Changes.

The Borrower will not, and will not permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required or preferred by GAAP, or change the fiscal year of the Borrower or of any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 7.14                Name Changes.

The Borrower will not, and will not permit any Guarantor to, without thirty (30) days prior written notice, change its name, its place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one.

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Article 8

EVENTS OF DEFAULT

Section 8.1                    Events of Default.

If any of the following events (each an “Event of Default”) shall occur:

(a)               the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)               the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days; or

(c)               any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document (including the Schedules attached thereto) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Lender by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be false or misleading when made or deemed made or submitted; or

(d)               the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1 or 5.10 or Articles 6 or 7 (other than in Section 7.14) and such failure shall continue unremedied for a period of thirty (30) days; or

(e)               any Loan Party shall fail to observe or perform any covenant or agreement contained in Section 5.9; or

(f)                any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those referred to in clauses (a), (b), (d) and (e) above), and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) written notice thereof shall have been given to the Borrower by the Lender; or

(g)               the Borrower, any Subsidiary Loan Party or any other Subsidiary subject to any Material Indebtedness other than non-recourse Indebtedness (a “Recourse Subsidiary”) (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on such Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness and shall continue after the applicable grace period, if any, specified in such

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agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or

(h)               the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, any such Subsidiary Loan Party or any Recourse Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i)                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(j)                 the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or

(k)               an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(l)                 any judgment or order for the payment of money in excess of $1,000,000.00 (after application of net insurance proceeds, if any) in the aggregate or that could reasonably be expected to have a Material Adverse Effect shall be rendered against the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

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(m)             any non-monetary judgment or order shall be rendered against the Borrower, any Subsidiary Loan Party or any Recourse Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(n)               a Change in Control shall occur or exist; or

(o)               any provision of any Subsidiary Guarantee Agreement shall for any reason cease to be valid and binding on, or enforceable against, any Subsidiary Loan Party, or any Subsidiary Loan Party shall so state in writing, or any Subsidiary Loan Party shall seek to terminate its Subsidiary Guarantee Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitment; (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) exercise all remedies contained in any other Loan Document; and (iv) demand payment of an amount equal to 100% of the aggregate Available Amount under all outstanding Letters of Credit, to be held by the Lender as collateral for the Borrower’s reimbursement obligations; and that, if an Event of Default specified in either clause (h) or (i) shall occur, the Revolving Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, an amount equal to the aggregate Available Amount under all outstanding Letters of Credit, and all fees, and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Article 9

RESERVED

Article 10

MISCELLANEOUS

Section 10.1                Notices.

(a)               Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective

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shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrower:                            Patriot Transportation Holding, Inc.

200 W. Forsyth Street, 7th Floor

Jacksonville, Florida 32202

Attention: Matthew C. McNulty

To the Lender:                                Wells Fargo Bank, N.A.

One Independent Drive, 25th Floor
Jacksonville, Florida 32202

Attention: John B. Duce, III

Telephone No: (904) 351-7310

With a copy to:                               Danielle R. Whitley, Esq.

Foley & Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202-5017

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or if mailed, upon the third New York Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.

(b)               Any agreement of the Lender herein to receive certain notices by telephone is solely for the convenience and at the request of the Borrower. The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic notice.

Section 10.2                Waiver; Amendments.

(a)               No failure or delay by the Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of

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this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)               No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3                Expenses; Indemnification.

(a)               The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)               The Borrower shall indemnify the Lender, and each Related Party of the Lender (each, an “Indemnitee”) against, and hold each of them harmless from, any and all costs, losses, liabilities, claims, damages and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, which may be incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of any of the transactions contemplated hereby, (ii) any Loan or any actual or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned by the Borrower or any Subsidiary or any Environmental Liability related in any way to the Borrower or any Subsidiary or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided, that the Borrower shall not be obligated to indemnify any Indemnitee for any of the foregoing arising out of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.

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(c)               The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)               To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or the use of proceeds thereof.

(e)               All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4                Successors and Assigns.

(a)               The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder without the prior written consent of Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).

(b)               The Lender may at any time, without the consent of the Borrower, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of the Lender’s rights and obligations under this Agreement (including all or a portion of the Revolving Commitment and the Loans owing to it); provided, that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between the Lender and the Participant with respect to such participation shall provide that the Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement that would (i) increase the Revolving Commitment of the Participant without the written consent of such Participant, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Participant affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of the Revolving Commitment, without the written consent of each Participant affected thereby, (iv) release any guarantor or limit the liability of any such guarantor under any guaranty agreement

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without the written consent of such Participant; or (v) release all or substantially all collateral (if any) securing any of the Obligations without the written consent of such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17, to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b). To the extent permitted by law, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.20 as though it were the Lender, provided, that such Participant agrees to share with the Lender the proceeds thereof in accordance with Section 2.20 as fully as if it were the Lender hereunder.

(c)               The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Revolving Credit Note to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

Section 10.5                Governing Law; Jurisdiction; Consent to Service of Process.

(a)               This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Florida.

(b)               The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Circuit Court of Duval County, Florida, the United States District Court of the Middle District of Florida, and of any state court of the State of Florida and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Florida state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)               The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.6                Arbitration.

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(a)               Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)               Governing Rules. Any arbitration proceeding will (i) proceed in a location in Florida selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)               No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)               Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Florida or a neutral retired judge of the state or federal judiciary of Florida, in either

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case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Florida and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Florida Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)               Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)                Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)               Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)               Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)                 Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction.

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Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

Section 10.7                Right of Setoff.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured. the Lender agrees promptly to notify the Borrower after any such set off and any application made by the Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8                Counterparts; Integration.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Lender constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

Section 10.9                Survival.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated. The provisions of Sections 2.17, 2.19 and 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans.

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Section 10.10            Severability.

Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11            Confidentiality.

The Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrower or any Subsidiary, except that such information may be disclosed (i) to any Related Party of the Lender, including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Lender or any Related Party of any of the foregoing on a nonconfidential basis from a source other than the Borrower, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, and subject to provisions substantially similar to this Section 10.11, to any actual or prospective assignee or Participant, or (vi) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

Section 10.12            Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by the Lender.

Section 10.13            US PATRIOT Act Notice.

Notwithstanding anything herein to the contrary, Lender hereby notifies the Borrower that, pursuant to the requirements of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001 (Public Law 107–56, signed into law October 26, 2001) and regulations promulgated thereunder (collectively, the

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“Patriot Act”), Lender is required to obtain, verify and record information that identifies the Loan Parties, including without limitation the name, address and identification number of each Loan Party.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, under seal in the case of the Borrower, by their respective authorized officers as of the day and year first above written.

PATRIOT TRANSPORTATION HOLDING, INC.

By: ___________________________________

Name: Matthew C. McNulty

Title: Vice President, Chief Financial Officer and Secretary

WELLS FARGO BANK, N.A.

By: ___________________________________

Name: John B. Duce, III

Title: Senior Vice President

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SCHEDULE 4.5

ENVIRONMENTAL MATTERS

None

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SCHEDULE 4.14

Patriot Transportation Holding, Inc.

Subsidiaries
As of July 6, 2021

Patriot Transportation, Inc., of Florida

FRTL, Inc., a Florida corporation
Florida Rock & Tank Lines, Inc., a Florida corporation

STI Holding, Inc., formerly known as SunBelt Transport, Inc., a Florida corporation

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SCHEDULE 7.4

EXISTING INVESTMENTS

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EXHIBIT A

RESERVED

55

EXHIBIT B

RESERVED

56

EXHIBIT C

RESERVED

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EXHIBIT D

RESERVED

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EXHIBIT 2.3

NOTICE OF REVOLVING BORROWING

[Date]

Wells Fargo Bank, N.A.

One Independent Drive, 25th Floor

Jacksonville, Florida 32202

Dear Sirs:

Reference is made to the 2021 Amended and Restated Credit Agreement dated as of July 6, 2021 (as amended and in effect on the date hereof, the “Credit Agreement”), between the undersigned, as Borrower, and Wells Fargo Bank, N.A., as Lender. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Notice of Revolving Borrowing, and the Borrower hereby requests a Revolving Loan Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Revolving Loan Borrowing requested hereby:

(A) Aggregate principal amount of Revolving Loan Borrowing[1]:

(B)	Date of Revolving Loan Borrowing (which is a New York Business Day):

(C) Location and number of Borrower’s account to which proceeds of Revolving Loan Borrowing are to be disbursed:

[1] Not less than $100,000.00 and an integral multiple of $50,000.00.

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The Borrower hereby represents and warrants that the conditions specified in paragraphs (a), (b) and (c) of Section 3.2 of the Credit Agreement are satisfied.

Very truly yours,

PATRIOT TRANSPORTATION HOLDING, INC.

By:

Name:___________________________

Title:____________________________

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Annex I

Captive Investment Policy Statement

The primary criteria for investments shall be safety of principal and liquidity. Return on investment shall not take precedence over safety of principal.

1. Investments may be either in fixed or floating rate instruments denominated in U. S. dollars.

2. Investments can include U.S. Treasury Securities, U.S Government Agency securities, U.S. Agency mortgage-backed securities and collateralized mortgage obligations and U.S. Corporate Bonds. Investments in certificates of deposit and time deposits in U.S. banks may also be made.

3. Investments will be made in various issuers to ensure proper diversification.

4. The fixed income portfolio shall be laddered to meet the cash flow needs of the program. Generally ten to twenty percent of the portfolio will be invested in securities having maturities of two years or less from the date of purchase. For this purpose, floating rate certificates of deposit and notes, irrespective of final maturity, are deemed to be mature on the next coupon-reset date. The portfolio will generally invest in securities that mature in ten years or less from the date of purchase.

5. In order for the securities of an issuer to qualify for investment of assets, they must have either a Moody’s, S&P or Fitch rating of “A-” or better or such issues must be unconditionally guaranteed by a company or entity with a Moody’s, S&P or Fitch rating of “A-” or better or, in the event of an issue not being subject to such a guarantee or rating, the equivalent as determined by the investment manager.

National Interstate Insurance retains the final right of approval for all investment transactions.